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                                                                 Exhibit (d)(11)














                           LOAN AND SECURITY AGREEMENT

                                     BETWEEN

                              HEADHUNTER.NET, INC.

                                       AND

                              CAREER HOLDINGS, INC.

                        CLOSING DATE: SEPTEMBER 18, 2001

                           LOAN AND SECURITY AGREEMENT

         THIS AGREEMENT, made, entered into and effective as of SEPTEMBER 18, 2001, by and between HeadHunter. NET, Inc. a Georgia corporation ("Borrower");
                                                                   --------
and CAREER HOLDINGS, INC. a Delaware corporation ("Lender");
                                                   ------

                                   WITNESSETH:

                  WHEREAS, Lender is willing to extend financing to Borrower in accordance with the terms hereof upon the execution of this Agreement by Borrower, compliance by Borrower with all of the terms and provisions of this Agreement and fulfillment of all conditions precedent to Lender's obligations herein contained;

         NOW, THEREFORE, to induce Lender to extend the financing provided for herein, and for other good and valuable consideration, the sufficiency and receipt of all of which are acknowledged by Borrower, Lender and Borrower agree as follows:

                                    ARTICLE I
                        DEFINITIONS, TERMS AND REFERENCES

         SECTION 1.1 CERTAIN DEFINITIONS.

         In addition to such other terms as elsewhere defined herein, as used in this Agreement and in any Exhibits, the following terms shall have the following meanings:

         "Accounts Receivable Collateral" shall mean and include all accounts,
          ------------------------------
instruments, chattel paper and general intangibles, including, without limitation, all rights of Borrower and the Guarantors to payment for goods sold or leased, or to be sold or to be leased, or for services rendered or to be rendered, howsoever evidenced or incurred, and together with all returned or repossessed goods and all books, records, computer tapes, programs and ledger books arising therefrom or relating thereto, all whether now owned or hereafter acquired or arising.

         "Account Debtor" shall mean the Person who is obligated on any of the
          -------------
Accounts Receivable Collateral.

         "Affiliate" shall mean, with respect to any Person, any Person
          ---------
Controlling, Controlled by or under common Control with such Person or any director, officer or employee of such Person. For purposes hereof, the Shareholder(s), the Principal and each Subsidiary shall at all times be considered an "Affiliate" of Borrower.

         "Agreement" shall mean this Loan and Security Agreement, as it may be
          ---------
amended or supplemented from time to time.

         "Applicable Rate" shall mean the interest rate per annum payable on the
          ---------------
Obligations, as is defined and more particularly described in Section 2.2(a).

         "Asset Sale" means any sale, lease or other disposition (including any
          ----------
such transaction effected by way of condemnation, merger or consolidation) by borrower or any Subsidiary of any asset, but excluding (i) dispositions of inventory in the ordinary course of business, (ii) dispositions of Restricted Investments

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permitted by Section 11.5 and (iii) dispositions of Equipment Collateral which are obsolete, worn-out or unsuitable for continued use by Borrower; provided, that dispositions of Equipment Collateral excluded by clause (iii) above shall not constitute an Asset Sale unless and until (and only to the extent that) the aggregate amount of all such dispositions made after the Closing Date, exceeds $250,000.

         "Assignment of Claims Act" shall mean the federal Assignment of Claims
          ------------------------
Act of 1940, as it may be amended from time to time.

         "Balances Collateral" shall mean all property of Borrower and the
          -------------------
Guarantors left with Lender or in Lender's possession, custody or control now or hereafter.

         "Bankruptcy Code" shall mean Title 11 of the United States Code, as it
          ---------------
may be amended from time to time.

         "Borrower" shall have the meaning given to such term in the preamble to
          --------
this Agreement.

         "Borrowings" shall mean advances of borrowed funds made hereunder to or
          ---------
on behalf of Borrower.

         "Business Day" shall mean a day on which banks are open for the conduct
          ------------
of banking business in Washington, D.C.

         "Capital Expenditures" shall mean all expenditures made in respect of
          --------------------
the cost of any fixed asset or improvement, or replacement, substitution, or addition thereto, having a useful life of more than one (1) year, including, without limitation, those arising in connection with the direct or indirect acquisition of such assets by way of increased product or service charges or offset items or in connection with Capital Leases.

         "Capital Lease" shall mean any lease of property that, in accordance
          -------------
with GAAP, should be reflected as a liability on the balance sheet of a Person.

         "Cash Equivalents" means, as at any date, (a) securities issued or
          ----------------
directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition, (b) dollar denominated time deposits and certificates of deposit of (i) any domestic commercial bank of recognized standing having capital and surplus in excess of $500,000,000 or (ii) any bank whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody's is at least P-1 or the equivalent thereof (any such bank being an "Approved Bank"), in each case with maturities of not
                         -------------
more than 270 days from the date of acquisition, (c) commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by, any domestic corporation rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody's and maturing within six months of the date of acquisition, (d) repurchase agreements entered into by any Person with a bank or trust company or recognized securities dealer having capital and surplus in excess of $500,000,000 for direct obligations issued by or fully guaranteed by the United States in which such Person shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of the repurchase obligations and (e) investments, classified in accordance with GAAP as current assets, in money market investment programs registered under the Investment Company Act of 1940, as amended, which are administered by reputable financial institutions having capital of at least $500,000,000 and the portfolios of which are limited to investments of the character described in

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the foregoing subdivisions (a) through (d).

         "Change in Control" means (a) any Person or group (within the meaning
          -----------------
of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof) shall have acquired ownership, directly or indirectly, beneficially or of record, of shares representing more than 30% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of Borrower; or (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of Borrower by Persons who were neither (i) nominated by the board of directors of borrower nor (ii) appointed by directors so nominated.

         "Closing Date" shall mean the date indicated on the first page.
          ------------

         "Collateral" shall mean the property of Borrower and the Guarantors
          ----------
described in Article 3 in which Lender has, or is to have, a security interest as security for the payment of the Obligations.

         "Collateral Locations" shall mean the Executive Office and those
          --------------------
additional locations, if any, set forth and described on Exhibit "A" attached hereto.

         "Consolidated Subsidiaries" shall mean those Subsidiaries of Borrower
          -------------------------
(if any) existing from time to time which, for purposes of GAAP, are required to be consolidated for financial reporting purposes.

         "Control", "Controlled" or "Controlling" shall mean, with respect to
          -------    ----------      -----------
any Person, the power to direct the management and policies of such Person, directly, indirectly, whether through the ownership of voting securities or otherwise; provided, however, that, in any event, any Person which owns directly or indirectly ten percent (10%) or more of the securities having ordinary voting power for the election of directors or other governing body of a corporation shall be deemed to "Control" such corporation for purposes of this Agreement.

         "Debt" shall mean all liabilities, obligations and indebtedness of a
          ----
Person, of any kind or nature, whether now or hereafter owing, arising, due or payable, howsoever evidenced, created, incurred, acquired or owing, and whether primary, secondary, direct, contingent, fixed or otherwise, including, without in any way limiting the generality of the foregoing: (i) all obligations, liabilities and indebtedness secured by any Lien on a Person's property, even though such Person shall not have assumed or become liable for the payment thereof; (ii) all obligations or liabilities created or arising under any Capital Lease, conditional sale or other title retention agreement; (iii) all accrued pension fund and other employee benefit plan obligations and liabilities; (iv) all Guaranteed Obligations; (v) any liabilities under, or associated with, interest rate protection agreements; and (vi) all deferred taxes.

         "Default Condition" shall mean the occurrence of any event which, after
          -----------------
satisfaction of any requirement for the giving of notice or the lapse of time, or both, would become an Event of Default.

         "Default Rate" shall mean that interest rate per annum equal to two
          ------------
percent (2%) per annum in excess of the otherwise Applicable Rate payable on any Obligation.

         "Employee Benefit Plan" shall mean any employee welfare benefit plan as
          ---------------------
that term is defined in Section 3(l) of ERISA, any employee pension benefit plan, as that term is defined in Section 3(2) of ERISA or any other plan which is subject to the provisions of Title IV of ERISA or which is for the benefit of any employees of Borrower and any employees of any Subsidiary or any other entity which is a member of a controlled group or under common control with Borrower, as such terms are defined in Section 4001 (a)(14) of ERISA.

         "Environmental Laws" shall mean all federal, state and local laws,
          ------------------
rules, regulations, ordinances, programs, permits, guidances, orders and consent decrees relating to health, safety and environmental matters, whether now or hereafter existing, including, but not limited to state and federal superlien and environmental cleanup laws and U.S. Department of Transportation regulations and any other state or local law or regulation relating to pollution, reclamation, or protection of the environment, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, or hazardous or toxic materials or wastes into air, water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants or hazardous or toxic materials or wastes.

         "Equipment Collateral" shall mean all equipment and fixtures of
          --------------------
Borrower and the Guarantors, whether now owned or hereafter acquired, wherever located, including, without limitation, all machinery, furniture, furnishings, leasehold improvements, computer equipment, motor vehicles, forklifts, rolling stock, dies and tools used or useful in Borrower's business operations.

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974,
          -----
as may be amended from time to time.

         "Event of Default" shall mean any of the events or conditions described
          ----------------
in Article 13, provided that any requirement for the giving of notice or the lapse of time, or both, has been satisfied.

         "Executive Office" shall mean the address of Borrower designated as
          ----------------
such on Exhibit "A".

         "Fiscal Year", in respect of a Person, shall mean the fiscal year of
          -----------
such Person employed by such Person as of the Closing Date, and designated as such on Exhibit "A" as to Borrower and Exhibit "K" as to each Subsidiary Guarantor. The terms "Fiscal Quarter" and "Fiscal Month" shall correspond
                      --------------       ------------
accordingly thereto.

         "GAAP" shall mean generally accepted accounting principles consistently
          ----
applied for the period or periods in question.

         "Guaranteed Obligations" shall mean, with respect to any Person, all
          ----------------------
obligations of such Person which in any manner directly or indirectly guarantee or assure, or in effect guarantee or assure, the payment or performance of any indebtedness, dividend or other obligation of any other Person or assure or in effect assure the holder of any such obligations against loss in respect thereof.

         "Guarantor" shall mean, individually and collectively, any and all
          ---------
accommodation makers, endorsers, guarantors or sureties from whom Lender may require the endorsement of any note or their execution of any contract of guaranty or suretyship guaranteeing payment of any of the Obligations, including, but not limited to, those Persons designated on Exhibit "K".

         "Guaranty" shall mean any agreement or other writing executed by a
          --------
Guarantor guaranteeing payment of any of the Obligations.

         "Intangibles Collateral" shall mean all general intangibles of Borrower
          ----------------------
and the Guarantors, without
limitation, any or all of the following and all rights associated therewith: (a) tax refunds, rights to tax refunds and all commercial tort claims, (b) all domestic and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, continuations and continuations-in-part thereof; (c) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, rights of privacy and publicity, and all documentation relating to any of the foregoing; (d) all copyrights, copyright registrations and applications therefor, and all other rights corresponding thereto throughout the world; (e) all mask works, mask work registrations and applications therefor; (f) all industrial designs and any registrations and applications therefor; (g) all trade names, logos, common law trademarks and service marks; trademark and service mark registrations and applications therefor and all goodwill associated therewith; (h) all domain names or websites owned by Borrower; (i) blueprints, drawings, designs, trade secrets, plans, diagrams, schematics and assembly and display materials relating thereto, all customer lists, all books and records and (j) all software including all source code, object code, firmware, development tools, files, records and data, all media on which any of the foregoing is recorded, and all documentation related to any of the foregoing.

         "JobSearch.Com Note" means that certain unsecured Promissory Note in
          ------------------
the original principal amount of $304,020.00, dated as of May 3, 2000 by Borrower in favor of Gregory Carbonaro.

         "Lender" shall have the meaning given to such term in the preamble to
          ------
this Agreement.

         "Lien" shall mean any deed to secure debt, deed of trust, mortgage or
          ----
similar instrument, and any lien, security interest, preferential arrangement which has the practical effect of constituting a security interest, security title, pledge, charge, encumbrance or servitude of any kind, whether by consensual agreement or by operation of statute or other law, and whether voluntary or involuntary, including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof.

         "Loan Documents" shall mean this Agreement, the Notes, the Pledge and
          --------------
Guaranty Agreement, any financing statements covering portions of the Collateral, and any and all other documents, instruments, certificates and agreements executed and/or delivered by Borrower in connection herewith (excluding the Merger Agreement (as defined below)), or any one, more, or all of the foregoing, as the context shall require.

          "Material Adverse Effect" shall mean with respect to any event, act,
           -----------------------
condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration or governmental investigation or proceeding), whether singly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences, whether or not related, a material adverse change in, or a material adverse effect upon any of (a) the financial condition, operations, business, properties or prospects of Borrower and its Consolidated Subsidiaries taken as a whole, (b) the rights and remedies of Lender under any of the Loan Documents or any documents, instruments or agreements executed and/or delivered by any Person other than Borrower in conjunction with the Loan Documents, or the ability of Borrower to perform its obligations under any of the Loan Documents, or (c) the legality, validity or enforceability of any of the Loan Documents or any documents, instruments or agreements executed and/or delivered by any Person other than Borrower in conjunction with the Loan Documents.

          "Merger Agreement" shall mean the Agreement and Plan of Merger dated
           ----------------
as of August 24, 2001, by and among Borrower, Lender and CB Merger Sub, Inc.

         "Minimum Liquidity" shall mean an amount equal to the sum of cash and
          -----------------
Cash Equivalents.

         "Moody's" means Moody's Investors Service, Inc., or any successor or
          -------
 assignee of the business of such company in the business of rating securities.

         "Net Cash Proceeds" means, with respect to any transaction or event, an
          -----------------
amount equal to the cash proceeds received by Borrower or any Subsidiary from or in respect of such transaction or event (including proceeds of any non-cash proceeds of such transaction), less (x) any expenses reasonably incurred by such Person in connection therewith and (y) the amount of any Debt secured by a Lien on the related asset and discharged from the proceeds of such Asset Sale and any taxes paid or payable by such Person in respect of such Asset Sale.

         "Net Worth" means, as of any date with respect to Borrower and its
          ---------
Subsidiaries on a consolidated bases, "net worth", as determined in accordance with GAAP; provided, however, that in calculating "Net Worth" hereunder, any deduction in the amount of "goodwill" after the Closing Date by reason of the operation of FASB and the "marking-to-market" of such goodwill shall be added back.

         "Notes" shall mean, collectively, the Term Note and any other
          -----
instrument(s) time evidencing all or any portion of any Obligations.

         "Obligations" shall mean any and all Debt of Borrower to Lender,
          -----------
including without limiting the generality of the foregoing, any indebtedness, liability or obligation of Borrower to Lender under any loan made to Borrower by Lender prior to the date hereof and any and all extensions or renewals thereof in whole or in part; any Debt of Borrower to Lender arising hereunder or as a result hereof evidenced by the Notes, and any and all extensions or renewals thereof in whole or in part; any Debt of Borrower to Lender under any later or future advances or loans made by Lender to Borrower, and any and all extensions or renewals thereof in whole or in part; and any and all future or additional Debt of Borrower to Lender whatsoever and in any event, whether existing as of the date hereof or hereafter arising, whether arising under a loan, lease, line of credit, letter of credit or other type of financing, and whether direct, indirect, absolute or contingent, as maker, endorser, guarantor, surety or otherwise, and whether evidenced by, arising out of, or relating to, a promissory note, bill of exchange, check, draft, bond, letter of credit, guaranty agreement, bankers' acceptance, foreign exchange contract, interest rate protection agreement, commitment fee, service charge or otherwise.

         "Permitted Encumbrances" shall mean (i) Liens for taxes not yet due and
          ----------------------
payable or being actively contested as permitted by this Agreement, only if such Liens do not adversely affect Lender's rights or the priority of Lender's security interest in the Collateral; (ii) carriers', warehousemen's mechanics, materialmen's, repairmen's or other like Liens arising in the ordinary course of business, payment for which is not yet due or which are being actively contested in good faith and by appropriate, lawful proceedings, but only if such Liens are and remain junior to Liens granted in favor of Lender; (iii) pledges or deposits in connection with worker's compensation, unemployment insurance and other social security legislation; (iv) deposits to secure the performance of utilities, leases, statutory obligations and surety and appeal bonds and other obligations of a like nature arising by statute or under customary terms regarding depository relationships on deposits held by financial institutions with whom Borrower has a banker-customer relationship; (v) typical restrictions imposed by licenses and leases of software (including location and transfer restrictions); (vi) Liens in favor of Lender or an Affiliate of Lender; (vii) Purchase Money Liens; and (viii) other Liens set forth and described on Exhibit "A" attached hereto.

         "Person" shall mean any individual, partnership, corporation, limited
          ------
liability company, joint venture, joint stock company, trust, governmental unit or other entity.

         "Pledge and Guaranty Agreement" means that certain Irrevocable Proxy
          -----------------------------
and Pledge and Guaranty Agreement dated as of the date hereof, among Borrower, the Subsidiary Guarantors and Lender.

         "Prime Borrowings" shall mean those Borrowings which Borrower elects,
          ----------------
pursuant to Section 2.2(a), to bear interest at a rate per annum determined by reference to the Prime Rate.

         "Prime Rate" means the variable rate of interest per annum publicly
          ----------
designated from time to time by The Wall Street Journal, each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

         "Principal" shall mean Robert Montgomery, Chief Executive Officer of
          ---------
Borrower.

         "Purchase Money Lien" shall mean any Lien granted by Borrower or any
          -------------------
Subsidiary from time to time to vendors or financiers of equipment to secure the payment of the purchase price thereof so long as (i) such Liens extend only to the specific equipment so purchased, (ii) secure only such deferred payment obligation and related interest, fees and charges and no other Debt, and (iii) are promptly released upon the payment in full of such purchase price and related interest, fees and charges.

         "Restricted Investment" shall mean any investment in cash or by
          ---------------------
delivery of property to any Person, whether by acquisition of stock, indebtedness or other obligation or security, or by loan, advance or capital contribution, or otherwise, or in any property except that investments consisting of the following shall not constitute "Restricted Investments": (i) property used or to be used in the ordinary course of business; (ii) current assets arising from the sale of goods or the provision of services in the ordinary course of business; and (iii) loans or advances to employees for salary, commissions, travel or the like, made in the ordinary course of business.

         "Restricted Payment" means (i) any dividend or other distribution on
          ------------------
any shares of Borrower's capital stock (except dividends payable solely in shares of its capital stock of the same class), (ii) any payment on account of the purchase, redemption, retirement or acquisition of (a) any shares of Borrower's capital stock or (b) any option, warrant or other right to acquire shares of Borrower's capital stock or (iii) any payment or prepayment of principal of, premium, if any, or interest on, redemption, purchase, retirement, defeasance, sinking fund or similar payment with respect to, the JobSearch.Com Note.

         "S&P" means Standard & Poor's Ratings Group, a division of The McGraw
          ---
Hill Companies, Inc., or any successor or assignee of the business of such division in the business of rating securities.

         "Shareholder(s)" shall mean the Person(s) designated as such on Exhibit
          --------------
"A" attached hereto.

         "Subsidiary" shall mean any corporation, partnership, business
          ----------
association or other entity (including any Subsidiary of any of the foregoing) of which Borrower owns, directly or indirectly, fifty percent (50%) or more of the capital stock or equity interest having ordinary power for the election of directors or others performing similar functions.

         "Term Loan" shall mean the term loan in the principal amount of FIFTEEN
          ---------
MILLION DOLLARS ($15,000,000) made by Lender to Borrower pursuant to the provisions of Section 2.1(A).

         "Term Note" shall mean the term promissory note, dated of even date
          ---------
herewith, as amended or supplemented from time to time, in the principal amount of the Term Loan, together with any renewals or extensions thereof, in whole or in part. The Term Note shall be substantially in the form of Exhibit "C".

         "Termination Date" shall mean November 12, 2002 for FIVE MILLION
          ----------------
DOLLARS ($5,000,000) of the principal amount of the Term Loan and June 30, 2003, for TEN MILLION DOLLARS ($10,000,000) of the balance of the Term Loan.

         "UCC" shall mean the Uniform Commercial Code-Secured Transactions of
          ---
Georgia (OCGA Art. 11-9), as in effect on the date hereof.

         SECTION 1.2 USE OF DEFINED TERMS.

         All terms defined in this Agreement and the Exhibits shall have the same defined meanings when used in any other Loan Documents, unless the context shall require otherwise.

         SECTION 1.3 ACCOUNTING TERMS.

         All accounting terms not specifically defined herein shall have the meanings generally attributed to such terms under GAAP.

         SECTION 1.4 UCC TERMS.

         The terms "accounts", "chattel paper", "instruments", "general intangibles", "inventory", "equipment" and "fixtures", as and when used in the Loan Documents, shall have the same meanings given such terms under the UCC.

         SECTION 1.5 TERMINOLOGY.

         All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all other genders; the singular shall include the plural, and the plural shall include the singular. Titles of Articles and Sections in this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement, and all references in this Agreement to Articles, Sections, Subsections, paragraphs, clauses, subclauses, Exhibits or Supplements shall refer to the corresponding Article, Section, Subsection, paragraph, clause, subclause of, or Exhibit or Supplement attached to, this Agreement, unless specific reference is made to the articles, sections or other subdivisions of, or Exhibit or Supplement to, another document or instrument. Wherever in this Agreement reference is made to any instrument, agreement or other document, including, without limitation, any of the Loan Documents, such reference shall be understood to mean and include any and all amendments thereto or modifications, restatements, renewals or extensions thereof. Wherever in this Agreement reference is made to any statute, such reference shall be understood to mean and include any and all amendments thereof and all regulations promulgated pursuant thereto. Whenever any matter set forth herein or in any Loan Document is to be consented to or satisfactory to Lender, or is to be determined, calculated or approved by Lender, then, unless otherwise expressly set forth herein or in any such Loan Document, such consent, satisfaction, determination, calculation or approval shall be in Lenders sole discretion, exercised in good faith and, where required by law, in a commercially reasonable manner, and shall be conclusive absent manifest error.

         SECTION 1.6 EXHIBITS.

         All Exhibits attached hereto are by reference made a part hereof.

                                   ARTICLE II
                                  THE FINANCING

         SECTION 2.1 EXTENSIONS OF CREDIT.

                (a) TERM LOAN. On the Closing Date, subject to fulfillment of all conditions precedent set forth in Article XIV, Lender agrees to make the Term Loan to Borrower, the proceeds from which shall be used by Borrower to pay in full all of the obligations of Borrower or any Subsidiary under (i) the Loan and Security Agreement (the "Wachovia Agreement") dated May 10, 2001, by and between Borrower and Wachovia Capital Investments, Inc. ("WCI") and (ii) that certain promissory note dated July 19, 2000, issued by Borrower in favor of Omnicom Finance and in the original principal amount of $10,000,000.00 as amended from time to time (the "Omnicom Note") and that certain Amended and Restated Credit Agreement (the "Omnicom Agreement") dated as of February 27,
                                -----------------
2001, by and between Borrower and Omnicom, as amended to date. The Debt arising from the making of the Term Loan shall be evidenced by the Term Note, which shall be executed by Borrower and delivered to Lender on the Closing Date. The applicable principal amount of the Term Note shall be repaid by Borrower on the applicable Termination Date. The Term Note shall bear interest at the Applicable Rate, calculated and payable in the manner described in Section 2.2(a), from the date thereof on the unpaid principal amount thereof from time to time outstanding. The Term Note may be prepaid, in whole or in part, by Borrower at any time or from time to time hereafter; provided, however, that, any partial prepayment of the Term Note shall be in a minimum amount of $500,000 and integral multiples of $100,000 in excess thereof and shall be applied by Lender in the inverse order of the maturities of such principal installments of the Term Note then remaining to be paid.

         SECTION 2.2 INTEREST AND OTHER CHARGES.

         (a) INTEREST AT APPLICABLE RATE. Lender and Borrower agree that the interest rate payable on each Borrowing (herein called the "Applicable Rate") shall be determined as follows:

             (i) TERM LOAN. The outstanding principal balance of the Term Loan, or each outstanding portion thereof, shall bear interest at the Prime Rate plus two percent (2%) per annum.

             (ii) PAYMENT OF INTEREST. Accrued interest on each Prime Borrowing at the Applicable Rate shall be due and payable monthly in arrears, on the first day of each calendar month, for the preceding calendar month (or portion thereof), commencing on the first day of the first calendar month following the Closing Date.

             (iii) CALCULATION OF INTEREST. Interest on each Borrowing at the Applicable Rate shall be calculated on the basis of a 360-day year and actual days elapsed. The Applicable Rate on each Prime Borrowing shall change with each change in the Prime Rate, effective as of the opening of business on the Business Day of such change.

             (iv) RATE ON OTHER OBLIGATIONS. To the extent that, at any time, there are other Obligations besides the Term Loan which are outstanding and unpaid, such Obligations shall, unless any Note evidencing such Obligations provides otherwise, bear interest at the same rate per annum as is then and thereafter payable on Prime Borrowings under the Term Loan.

         (b) USURY SAVINGS PROVISIONS. Lender and Borrower hereby further agree that the only charge imposed by Lender upon Borrower for the use of money in connection herewith is and shall be the interest expressed in the Term Note at the rate set forth in the Term Note, and that all other charges imposed by Lender upon Borrower in connection herewith, if any, are and shall be deemed to be charges made to compensate Lender for administrative services and costs, and other services and costs performed and incurred, and to be performed and incurred, by Lender in connection with the Borrowings, and shall under no circumstances be deemed to be charges for the use of money. In no contingency or event whatsoever shall the aggregate of all amounts deemed interest hereunder or under the Notes and charged or collected pursuant to the terms of this Agreement or pursuant to the Notes exceed the highest rate permissible under any law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. In the event that such a court determines that Lender has charged or received interest hereunder in excess of the highest applicable rate, the rate in effect hereunder shall automatically be reduced to the maximum rate permitted by applicable law and Lender shall promptly refund to Borrower any interest received by Lender in excess of the maximum lawful rate or, if so requested by Borrower, shall apply such excess to the principal balance of the Obligations. It is the intent hereof that Borrower not pay or contract to pay, and that Lender not receive or contract to receive, directly or indirectly in any manner whatsoever, interest in excess of that which may be paid by Borrower under applicable law.

         SECTION 2.3  GENERAL PROVISIONS AS TO PAYMENTS.

                  (a) METHOD OF PAYMENT. All payments of interest, fees and principal pursuant to this Agreement must be received by Lender no later than 2:00 p.m. Reston, Virginia time) on the date when due, in Federal or other funds immediately available to Lender in Reston, Virginia.

                  (b) APPLICATION OF PAYMENT. All payments received by Lender hereunder shall be applied, in accordance with the then current billing statement applicable to the Borrowing, first to accrued interest, then to fees, then to principal due and then to late charges. Any remaining funds shall be applied to the further reduction of principal. In the event more than one Borrowing shall be outstanding hereunder, Lender in its sole discretion may determine which Borrowing(s) each payment shall be applied to. Notwithstanding the foregoing, upon the occurrence of a Default Condition or Event of Default, payments shall be applied as determined by Lender in its sole discretion or as expressly provided in Section 14.3.

                                   ARTICLE III
                                SECURITY INTEREST

         As security for the payment of all Obligations, Borrower and each Guarantor hereby grants to Lender a continuing, general lien upon and security interest and security title in and to the following described property, wherever located, whether now existing or hereafter acquired or arising, namely: all personal and fixture property of every kind and nature, including, without limitation, all goods (including inventory, equipment, and accessions thereto), Equipment Collateral instruments (including promissory notes), documents, accounts, Accounts Receivable Collateral, including health care insurance receivables, chattel paper (whether tangible or electronic), deposit accounts, letter-of-credit rights (whether or not the letter of credit is evidenced by a writing), commercial tort claims, securities and all other investment property, supporting obligations, any other contract rights or rights to the payment of money, insurance claims and proceeds, and all Intangibles Collateral, including, without limitation, all payment intangibles, patents, patent applications, trademarks, trademark applications, trade names, copyrights, copyright applications, software, engineering drawings, service marks, customer lists, goodwill, and all licenses, permits, agreements of any kind or nature pursuant to which Borrower or the Guarantor possesses, uses or has authority to possess or use property (whether tangible or intangible) of others or others possess, use or have authority to possess or use property (whether tangible or intangible) of Borrower or the Guarantor, and all recorded data of any kind or nature, regardless of the medium of recording including, without limitation, all software, writings, plans, specifications and schematics (all of the above being hereinafter called the "Collateral").
                                                           ----------

                                   ARTICLE IV
                    REPRESENTATIONS, WARRANTIES AND COVENANTS

         With respect to the Collateral, Borrower and each Guarantor hereby represents, warrants and covenants to Lender as set forth below.

         SECTION 4.1 BONA FIDE ACCOUNTS.

         Each item of the Accounts Receivable Collateral arises or will arise under a contract between Borrower and the Account Debtor, or from the bona fide sale or delivery of goods to or performance of services for, the Account Debtor.

         SECTION 4.2 GOOD TITLE.

         Borrower has good title to the Accounts Receivable Collateral free and clear of all liens, security interests and encumbrances thereon other than any Permitted Encumbrances, and no financing statement covering the Accounts Receivable Collateral is on file in any public office other than any evidencing Permitted Encumbrances.

         SECTION 4.3 RIGHT TO ASSIGN.

         Borrower has full right, power and authority to make this assignment of the Accounts Receivable Collateral and hereafter will not pledge, hypothecate, grant a security interest in, sell, assign, transfer, or otherwise dispose of the Accounts Receivable Collateral, or any interest therein.

         SECTION 4.4 AUTHORIZATION TO FILE FINANCING STATEMENTS.

         Borrower and each Guarantor hereby irrevocably authorizes Lender at any time and from time to time to file in any Uniform Commercial Code jurisdiction any initial financing statements and amendments thereto that (a) indicate the Collateral (i) as all assets of Borrower and each Guarantor or words of similar effect, regardless of whether any particular asset comprised in the Collateral falls within the scope of Article 9 of the UCC of such jurisdiction, or (ii) as being of an equal or lesser scope or with greater detail, and (b) contain any other information required by part 5 of Article 9 of the UCC for the sufficiency or filing office acceptance of any financing statement or amendment, including
(i) whether Borrower or the Guarantor is an organization, the type of organization and any organization identification number issued to Borrower or the Guarantor and, (ii) in the case of a financing statement filed as a fixture filing or indicating Collateral as as-extracted collateral or timber to be cut, a sufficient description of real property to which the Collateral relates. Borrower and each Guarantor agrees to furnish any such information to Lender promptly upon request.

         SECTION 4.5 OTHER ACTIONS.

         Further to insure the attachment, perfection and first priority of, and the ability of Lender to enforce, Lender's security interest in the Collateral, Borrower and each Guarantor agrees, in each case at Borrower's or the Guarantor's own expense, to take the following actions with respect to the following Collateral:

         (a) PROMISSORY NOTES AND TANGIBLE CHATTEL PAPER. If Borrower or any Guarantor shall at any time hold or acquire any promissory notes or tangible chattel paper, Borrower or the Guarantor shall forthwith endorse, assign and deliver the same to Lender, accompanied by such instruments of transfer or assignment duly executed in blank as Lender may from time to time specify.

         (b) DEPOSIT ACCOUNTS. For each deposit account that Borrower or any Guarantor at any time opens or maintains, Borrower and the Guarantor shall, at Lender's request and option, pursuant to an agreement in form and substance satisfactory to Lender, either (a) cause the depositary bank to agree to comply at any time with instructions from Lender to such depositary bank directing the disposition of funds from time to time credited to such deposit account, without further consent of Borrower or the Guarantor, or (b) arrange for Lender to become the customer of the depositary bank with respect to the deposit account, with Borrower and the Guarantor being permitted, only with the consent of Lender, to exercise rights to withdraw funds from such deposit account. The provisions of this paragraph shall not apply to (i) any deposit account for which Borrower or any Guarantor, the depositary bank and Lender have entered into a cash collateral agreement specially negotiated among Borrower or the Guarantor, the depositary bank and Lender for the specific purpose set forth therein, (ii) deposit accounts for which Lender is the depositary and (iii) deposit accounts specially and exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of Borrower's or the Guarantor's salaried employees.

         (c) INVESTMENT PROPERTY. If Borrower or any Guarantor shall at any time hold or acquire any certificated securities, Borrower and/or the Guarantors shall forthwith endorse, assign and deliver the same to Lender, accompanied by such instruments of transfer or assignment duly executed in blank as Lender may from time to time specify. If any securities now or hereafter acquired by Borrower or the Guarantors are uncertificated and are issued to Borrower or the Guarantors or their respective nominees directly by the issuer thereof, Borrower or the Guarantors, as the case may be, shall immediately notify Lender thereof and, at Lender's request and option, pursuant to an agreement in form and substance satisfactory to Lender, either (a) cause the issuer to agree to comply with instructions from Lender as to such securities, without further consent of Borrower and the Guarantors or such nominee, or (b) arrange for Lender to become the registered owner of the securities. If any securities, whether certificated or uncertificated, or other investment property now or hereafter acquired by Borrower or the Guarantors are held by Borrower or the Guarantors or their respective nominees through a securities intermediary or commodity intermediary, Borrower or the Guarantors, as the case may be, shall immediately notify Lender thereof and, at Lender's request and option, pursuant to an agreement in form and substance satisfactory to Lender, either (i) cause such securities intermediary or (as the case may be) commodity intermediary to agree to comply with entitlement orders or other instructions from Lender to such securities intermediary as to such securities or other investment property, or (as the case may be) to apply any value distributed on account of any commodity contract as directed by Lender to such commodity intermediary, in each case without further consent of Borrower and the Guarantors or such nominee, or (ii) in the case of financial assets or other investment property held through a securities intermediary, arrange for Lender to become the entitlement holder with respect to such investment property, with Borrower and the Guarantors being permitted, only with the consent of Lender, to exercise rights to withdraw or otherwise deal with such investment property. The provisions of this paragraph shall not apply to any financial assets credited to a securities account for which Lender is the securities intermediary.

         (d) COLLATERAL IN THE POSSESSION OF A BAILEE. If any goods are at any time in the possession of a bailee, Borrower and the Guarantors shall promptly notify Lender thereof and, if requested by Lender, shall promptly obtain an acknowledgement from the bailee, in form and substance satisfactory to Lender, that the bailee holds such Collateral for the benefit of Lender and shall act upon the instructions of Lender, without the further consent of Borrower or the Guarantors.

         (e) ELECTRONIC CHATTEL PAPER AND TRANSFERABLE RECORDS. If Borrower or any of the Guarantors at any time holds or acquires an interest in any electronic chattel paper or any "transferable record," as that term is defined in Section 201 of the federal Electronic Signatures in Global and National Commerce Act, or in ss.16 of the Uniform Electronic Transactions Act as in effect in any relevant jurisdiction, Borrower or the Guarantors shall promptly notify Lender thereof and, at the request of Lender, shall take such action as Lender may reasonably request to vest in Lender control under UCC ss.9-105 of such electronic chattel paper or control under Section 201 of the federal Electronic Signatures in Global and National Commerce Act or, as the case may be, ss.16 of the Uniform Electronic Transactions Act, as so in effect in such jurisdiction, of such transferable record.

         (f) LETTER-OF-CREDIT RIGHTS. If Borrower or any of the Guarantors is at any time a beneficiary under a letter of credit now or hereafter issued in favor of Borrower or the Guarantor, Borrower or the Guarantor shall promptly notify Lender thereof and, at the request and option of Lender, Borrower and the Guarantor shall, pursuant to an agreement in form and substance satisfactory to Lender, either (i) arrange for the issuer and any confirmer of such letter of credit to consent to an assignment to Lender of the proceeds of any drawing under the letter of credit or (ii) arrange for Lender to become the transferee beneficiary of the letter of credit, with Lender agreeing, in each case, that the proceeds of any drawing under the letter to credit are to be applied.

         (g) COMMERCIAL TORT CLAIMS. If Borrower or any of the Guarantors shall at any time hold or acquire a commercial tort claim, Borrower or the Guarantors shall immediately notify Lender in a writing signed by Borrower or the Guarantor of the brief details thereof and grant to Lender in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance satisfactory to Lender.

         (h) OTHER ACTIONS AS TO ANY AND ALL COLLATERAL. Borrower and any of the Guarantors further agree to take any other action reasonably requested by Lender to insure the attachment, perfection and first priority of, and the ability of Lender to enforce, Lender's security interest in any and all of the Collateral including, without limitation, (a) executing, delivering and, where appropriate, filing financing statements and amendments relating thereto under the UCC, to the extent, if any, that Borrower's or the Guarantor's signature thereon is required therefor, (b) causing Lender's name to be noted as secured party on any certificate of title for a titled good if such notation is a condition to attachment, perfection or priority of, or ability of Lender to enforce, Lender's security interest in such Collateral, (c) complying with any provision of any statute, regulation or treaty of the United States as to any Collateral if compliance with such provision is a condition to attachment, perfection or priority of, or ability of Lender to enforce, Lender's security interest in such Collateral, (d) obtaining governmental and other third party consents and approvals, including without limitation any consent of any licensor, lessor or other person obligated on Collateral, (e) obtaining waivers from mortgagees and landlords in form and substance satisfactory to Lender and (f) taking all actions required by any earlier versions of the UCC or by other law, as applicable in any relevant UCC jurisdiction, or by other law as applicable in any foreign jurisdiction.

         SECTION 4.6 POWER OF ATTORNEY.

         Effective upon the occurrence of an Event of Default, Borrower irrevocably designates and appoints Lender its true and lawful attorney either in the name of Lender or in the name of Borrower to ask for, demand, sue for, collect, compromise, compound, receive, receipt for and give acquittances for any and all sums owing or which may become due upon any items of the Accounts Receivable Collateral and, in connection therewith, to take any and all actions as Lender may deem necessary or desirable in order to realize upon the Accounts Receivable Collateral, including, without limitation, power to endorse in the name of Borrower, any checks, drafts, notes or other instruments received in payment of or on account of the Accounts Receivable Collateral, but Lender shall not be under any duty to exercise any such authority or power or in any way be responsible for the collection of the Accounts Receivable Collateral.

                                    ARTICLE V
                                   [RESERVED]

                                   ARTICLE VI
             REPRESENTATIONS, WARRANTIES AND COVENANTS APPLICABLE TO
                              EQUIPMENT COLLATERAL

         With respect to the Equipment Collateral, Borrower and each Guarantor hereby represents, warrants and covenants to Lender as set forth below:

         SECTION 6.1 SALE OF EQUIPMENT COLLATERAL.

         Borrower will not make any Asset Sale without the prior written consent of Lender.

         Notwithstanding anything to the contrary in this Section 6.1, promptly upon receipt by Borrower or any Subsidiary of the proceeds of any Asset Sale after the Closing Date, an amount equal to 100% of the Net Cash Proceeds of such Asset Sale shall become due and payable and Borrower shall prepay the Term Loan by such amount.

         SECTION 6.2 INSURANCE.

         Borrower agrees that it will obtain and maintain insurance on the Equipment Collateral with such companies and in such amounts and against such risks as Lender may reasonably request, with loss payable to Lender as its interests may appear. Such insurance shall not be cancelable by Borrower, unless with the prior written consent of Lender, or by Borrower's insurer, unless with at least thirty (30) days (or such greater or lesser number of days as Lender may require or accept) advance written notice to Lender. In addition, Borrower shall cause insurer to provide to Lender at least thirty (30) days (or such greater or lesser number of days as Lender may require or accept) advance written notice prior to insurer's nonrenewal of such insurance. Borrower shall provide to Lender a copy of each such insurance policy.

         SECTION 6.3 GOOD TITLE.

         Borrower owns the Equipment Collateral free and clear of any security interest, lien or encumbrance thereon other than with respect to any Permitted Encumbrances and no financing statements or other evidences of the grant of a security interest respecting the Equipment Collateral exist on the public records as of the date hereof other than any evidencing any Permitted Encumbrances.

         SECTION 6.4 RIGHT TO GRANT SECURITY INTEREST.

         Borrower has the right to grant a security interest in the Equipment Collateral. Borrower will pay all taxes and other charges against the Equipment Collateral, Borrower will not use the Equipment Collateral illegally or allow the Equipment Collateral to be encumbered except for the security interest in favor of Lender granted herein and except for any Permitted Encumbrances.

         SECTION 6.5 LOCATION.

         As of the date hereof, the Equipment Collateral is located only at one or more of the Collateral Locations and, hereafter, Borrower covenants with Lender not to locate any of the Equipment Collateral at any location other than a Collateral Location without at least thirty (30) days written notice to Lender.

                                   ARTICLE VII
             REPRESENTATIONS, WARRANTIES AND COVENANTS APPLICABLE TO
                               BALANCES COLLATERAL

         With respect to the Balances Collateral, Borrower and each Guarantor hereby represents, warrants and covenants to Lender as set forth below:

         SECTION 7.1 OWNERSHIP.

         Borrower and the Guarantors own the Balances Collateral free and clear of any Liens thereon, except for any Permitted Encumbrances.

         SECTION 7.2 REMEDIES.

         In addition to such other rights and remedies with respect to the Balances Collateral as may exist from time to time hereafter in favor of Lender, whether by way of set-off, banker's lien, consensual security interest or otherwise, Lender may at any time charge any part or all of the obligations of Lender to Borrower represented by items constituting the Balances Collateral in the possession and control of Lender against the Obligations.

         SECTION 7.3 LIENS.

         Hereafter, Borrower and the Guarantors will not incur, create or suffer to exist any Lien upon the Balances Collateral, except for Permitted Encumbrances, or sell, convey, hypothecate, pledge or assign its respective right, title or interest therein, without the prior written consent of Lender thereto.

                                  ARTICLE VIII
             REPRESENTATIONS, WARRANTIES AND COVENANTS APPLICABLE TO
                             INTANGIBLES COLLATERAL

         With respect to the Intangibles Collateral, Borrower and each Guarantor hereby represents, warrants and covenants to Lender as set forth below:

         SECTION 8.1 OWNERSHIP.

         Borrower and the Guarantors own the Intangibles Collateral free and clear of any Liens thereon other than with respect to any Permitted Encumbrances and no financing statements or other evidences of the grant of a security interest respecting the Intangibles Collateral exist on the public records as of the date hereof other than any evidencing any Permitted Encumbrances. Set forth on Exhibit "A" is a list of (i) all commercial tort claims set forth in reasonable detail and (ii) all material unregistered trademarks, tradenames and copyrights and all registered Intangible Collateral and all applications for the registration thereof owned by each of Borrower and its Subsidiaries or that Borrower or any of its Subsidiaries has the right to use (other than commercially available software). The registrations of the Intangibles Collateral listed on the Exhibit "A" are valid and subsisting, all necessary registration and renewal fees in connection with such registrations have been made, and all necessary documents and certificates in connection with such registrations have been filed, as applicable, with the relevant patent, copyrights, trademark and domain name authorities in the United States or other jurisdiction for the purposes of maintaining such Intangibles Collateral registrations. (a) no Person has any rights to use any of the Intangibles Collateral of Borrower or any of its Subsidiaries; and (b) Borrower nor any of its Subsidiaries have granted to any Person, nor authorized any Person to retain, any rights in the Intangibles Collateral of Borrower or any of its Subsidiaries. Except for "shrink wrap" and similar commercial end-user licenses, Borrower and its Subsidiaries own and have good and exclusive title to each material item of Intangibles Collateral of Borrower and its Subsidiaries, free and clear of any Lien; and Borrower and its Subsidiaries own, or have the right, pursuant to a valid contract to use or operate under, all other material Intangibles Collateral of Borrower and its Subsidiaries. To the knowledge of Borrower and its Subsidiaries, the operation of the business of Borrower and its Subsidiaries as is currently conducted does not infringe the Intangibles Collateral of any other Person. Neither Borrower nor any of its Subsidiaries have received notice from any Person that the operation of its business infringes the Intangibles Collateral of any Person. There are no contracts between Borrower or any of its Subsidiaries and any other Person with respect to the Intangibles Collateral of Borrower and its Subsidiaries in respect of which there is any dispute known to Borrower and its Subsidiaries regarding the scope of such agreement, or performance under such contract, including with respect to any payments to be made or received by Borrower or any of its Subsidiaries. To the knowledge of Borrower and each of its Subsidiaries, no Person is infringing or misappropriating any of the Intangibles Collateral of Borrower or any of its Subsidiaries.

         SECTION 8.2 LIENS.

         Hereafter, Borrower and the Guarantors will not incur, create or suffer to exist any Lien upon the Intangibles Collateral except for the security interest granted herein and except for any Permitted Encumbrances or sell, convey, hypothecate, pledge or assign its right, title or interest therein.

         SECTION 8.3 PRESERVATION.

         Hereafter, Borrower and the Guarantors will take all necessary and appropriate measures to obtain, maintain, protect and preserve the Intangibles Collateral including, without limitation, registration thereof with the appropriate state or federal governmental agency or department.

                                   ARTICLE IX
                     GENERAL REPRESENTATIONS AND WARRANTIES

         In order to induce Lender to enter into this Agreement, Borrower hereby represents and warrants to Lender as set forth below:

         SECTION 9.1 CORPORATE EXISTENCE AND QUALIFICATION.

         Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of its incorporation, as designated on Exhibit "A", with its principal place of business, chief executive office and office where it keeps all of its books and records being located at the Executive Office and is duly qualified as a foreign corporation in good standing in each other state in which a Collateral Location is situated or wherein the conduct of its business or the ownership of its property requires such qualification, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. Borrower has as its corporate name, as registered with the secretary of state of the state of its incorporation, the words first inscribed hereinabove as its name, and, except as may be described on Exhibit "A", has not done business under any other name for at least the past seven (7) years.

         SECTION 9.2 CORPORATE AUTHORITY; VALIDITY AND BINDING EFFECT.

         Borrower has the power to make, deliver and perform under the Loan Documents, and to borrow hereunder, and has taken all necessary and appropriate corporate action to authorize the execution, delivery and performance of the Loan Documents. This Agreement constitutes, and the remainder of the Loan Documents, when executed and delivered for value received, will constitute, the valid obligations of Borrower, legally binding upon it and enforceable against it in accordance with their respective terms.

         SECTION 9.3 INCUMBENCY AND AUTHORITY OF SIGNING OFFICERS.

         The undersigned officers of Borrower hold the offices specified hereinbelow and, in such capacities, are duly authorized and empowered to execute, attest and deliver this Agreement and the remainder of the Loan Documents for and on behalf of Borrower, and to bind Borrower accordingly thereby.

         SECTION 9.4 NO MATERIAL LITIGATION.

         Except as may be set forth on Exhibit "A", there are no legal proceedings pending (or, so far as Borrower or its officers know, threatened), before any court or administrative agency which, if adversely determined, could reasonably be expected to materially and adversely affect the financial condition or operations of Borrower.

         SECTION 9.5 TAXES.

         Borrower has filed or caused to be filed all tax returns required to be filed by it and has paid all taxes shown to be due and payable by it on said returns or on any assessments made against it.

         SECTION 9.6 CAPITAL STOCK.

         All capital stock, debentures, bonds, notes and all other securities of Borrower presently issued and outstanding are validly and properly issued in accordance with all applicable laws, including, but not limited to, the "blue sky" laws of all applicable states and the federal securities laws.

         SECTION 9.7 CORPORATE ORGANIZATION.

         The articles of incorporation of and bylaws of Borrower are in full force and effect under the law of the state of its incorporation and all amendments to said articles of incorporation and bylaws have been duly and properly made under and in accordance with all applicable laws.

         SECTION 9.8  INSOLVENCY.

         After giving effect to the execution and delivery of the Loan Documents and the making of any disbursements under the Notes, Borrower will not be "insolvent", within the meaning of such term as used in O.C.G.A. ss. 18-2-22 or as defined in ss. 101(32) of the Bankruptcy Code; or be unable to pay its debts generally as such debts become due; or have an unreasonably small capital.

         SECTION 9.9  TITLE.

         Borrower has good and marketable title to all of its properties subject to no material Lien of any kind except as otherwise disclosed in writing to Lender and as to the Collateral, except for the Permitted Encumbrances.

         SECTION 9.10 MARGIN STOCK.

         Borrower is not engaged principally, or as one of its important activities, in the business of purchasing or carrying any "margin stock", as that term is defined in Section 221.2 of Regulation U of the Board of Governors of the Federal Reserve System, and no part of the proceeds of any borrowing made pursuant hereto will be used to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock, or be used for any purpose which violates, or which is inconsistent with, the provisions of Regulation X of said Board of Governors. In connection herewith, if requested by Lender, Borrower will furnish to Lender a statement in conformity with the requirements of Federal Reserve Form U-1 referred to in said Regulation U to the foregoing effect.

         SECTION 9.11 NO VIOLATIONS.

         The execution, delivery and performance by Borrower of this Agreement and the Notes have been duly authorized by all necessary corporate action and do not and will not require any consent or approval of the shareholders of Borrower, violate any provision of any law, rule, regulation (including, without limitation, Regulation X of the Board of Governors of the Federal Reserve System), order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to Borrower or of the charter or bylaws of Borrower, or result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease or instrument to which Borrower is a party or by which it or its properties may be bound or affected; and Borrower is not in default under any such law, rule, regulation, order, writ, judgment, injunction, decree, determination or award or any such indenture, agreement, lease or instrument.

         SECTION 9.12 FINANCIAL STATEMENTS.

         The audited financial statements of Borrower and its Consolidated Subsidiaries (if any) for its most recent Fiscal Year together with the unaudited financial statements of Borrower and its Consolidated Subsidiaries (if any) for that portion ended with its most recent Fiscal Month of its current Fiscal Year, for which statements have been prepared, copies of which heretofore have been furnished to Lender, are complete and accurately and fairly represent the financial condition of Borrower and its Consolidated Subsidiaries (if any), the results of its operations and the transactions in its equity accounts as of the dates and for the periods referred to therein, and have been prepared in accordance with GAAP. There are no material liabilities, direct or indirect, fixed or contingent, of Borrower or any such Consolidated Subsidiaries as of the date of such financial statements which are not reflected therein or in the notes thereto. No Material

Adverse Effect has occurred since the date of the balance sheet contained in audited financial statements described hereinabove.

         SECTION 9.13 PURCHASE OF COLLATERAL.

         Except as set forth in Exhibit "A", within the twelve (12) months period preceding the Closing Date, neither Borrower nor any Subsidiary has purchased any of the Collateral in a bulk transfer or in a transaction which was outside the ordinary course of the business of Borrower's seller.

         SECTION 9.14 POLLUTION AND ENVIRONMENTAL CONTROL.

         Borrower and each Subsidiary have obtained all permits, licenses and other authorizations which are required under, and is in material compliance with, all Environmental Laws.

         SECTION 9.15 POSSESSION OF PERMITS.

         Borrower and each Subsidiary possess all franchises, certificates, licenses, permits and other authorizations from governmental political subdivisions or regulatory authorities, and all patents, trademarks, service marks, trade names, copyrights, licenses and other rights, free from burdensome restrictions, that are necessary for the ownership, maintenance and operation of any of its properties and assets, and Borrower is not in violation of any thereof, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

         SECTION 9.16 SUBSIDIARIES.

         As of the Closing Date, Borrower has no Subsidiaries except as described on Exhibit "A".

         SECTION 9.17 FEDERAL TAXPAYER IDENTIFICATION NUMBER.

         Borrower's federal taxpayer identification number is as indicated on Exhibit "A".

         SECTION 9.18 EMPLOYEE BENEFIT PLANS.

         As of the Closing Date, Borrower has no Employee Benefit Plans except as described on Exhibit "A".

         SECTION 9.19 GUARANTOR INFORMATION.

         As of the Closing Date, the information set forth on Exhibit "K" is true and correct.

         SECTION 9.20 PRIVATE OFFERING.

         Neither Borrower nor any Person acting on its or their behalf has offered the Notes or any similar securities for sale to, or solicited any offer to buy any of the same from, or otherwise approached or negotiated in respect thereof with, any Person other than Lender and not more than five other institutional investors. Neither Borrower nor any Person acting on its or their behalf has taken, or will take, any action which would subject the issuance or sale of the Notes to Section 5 of the Securities Act.

         SECTION 9.21 REAL PROPERTY INTERESTS.

         Except for the ownership, leasehold or other interests set forth in Exhibit "A", Borrower and its Subsidiaries have, as of the Closing Date, no ownership, leasehold or other interest in real property.

       SECTION 9.22    WACHOVIA AGREEMENT.

         Borrower is not in breach of or default under the Wachovia Agreement.

       SECTION 9.23    OMNICOM AGREEMENT.

         Upon payment of TEN MILLION DOLLARS ($10,000,000) to OMNICOM all of the obligations under the OMNICOM Note and/or the OMNICOM Agreement shall be satisfied in full.

                                    ARTICLE X
                              AFFIRMATIVE COVENANTS

         Borrower covenants to Lender that from and after the date hereof, and so long as any amount remains unpaid on account of any of the Obligations or this Agreement remains effective (whichever is the last to occur), Borrower will comply (and cause each Subsidiary to comply) with the affirmative covenants set forth below:

       SECTION 10.1    RECORDS RESPECTING COLLATERAL.

         All records of Borrower with respect to the Collateral will be kept at its Executive Office and will not be removed from such address without the prior written consent of Lender.

       SECTION 10.2    FURTHER ASSURANCES.

         Borrower shall duly execute and/or deliver (or cause to be duly executed and/or delivered) to Lender any instrument, invoice, document, document of title, dock warrant, dock receipt, warehouse receipt, bill of lading, order, financing statement, assignment, waiver, consent or other writing which may be reasonably necessary to Lender to carry out the terms of this Agreement and any of the other Loan Documents and to perfect its security interest in and facilitate the collection of the Collateral, the proceeds thereof, and any other property at any time constituting security to Lender. Borrower shall perform or cause to be performed such acts as Lender may reasonably request to establish and maintain for Lender a valid and perfected security interest in and security title to the Collateral, free and clear of any Liens other than Permitted Encumbrances.

       SECTION 10.3    RIGHT TO INSPECT.

         Upon the occurrence of any Default Condition or Event of Default, Lender (or any person or persons designated by it) shall, in its sole discretion, have the right to call at any place of business of Borrower at any reasonable time after reasonable notice, inspect, audit, check and make extracts from Borrower's books, records, journals, orders, receipts and any correspondence and other data relating to the Collateral, to Borrower's business or to any other transactions between the parties hereto. Borrower shall reimburse Lender for its reasonable costs and expenses related to each audit performed by Lender's employees or its agents.

       SECTION 10.4    [RESERVED].


       SECTION 10.5    [RESERVED].

       SECTION 10.6.   FINANCIAL STATEMENTS AND OTHER INFORMATION.

         Borrower will furnish to Lender:

                  (a) As soon as practicable, and in any event within forty (40) days after the end of each Fiscal Month, furnish to Lender (i) unaudited financial statements of Borrower and each Consolidated Subsidiary, including balance sheets, income statements and statements of cash flow for the Fiscal Month ended, and for the Fiscal Year to date, on a consolidated and, if requested by Lender, consolidating basis, certified as to truth and accuracy by a duly authorized officer of Borrower and (ii) a monthly revised full year forecast, which forecast shall include balance sheets, income statements and statements of cash flow.

                  (b) As soon as practicable, and in any event within ninety
         (90) days after the end of each Fiscal Year, furnish to Lender the annual audit report of Borrower, certified without material qualification by independent certified public accountants selected by Borrower and acceptable to Lender, and prepared in accordance with GAAP, together with relevant financial statements of Borrower for the Fiscal Year then ended, on a consolidating and a consolidated basis, if applicable. Borrower shall cause said accountants to furnish Lender with a statement that in making their examination of such financial statements, they obtained no knowledge of any Event of Default or Default Condition which pertains to accounting matters relating to this Agreement or the Notes, or, in lieu thereof, a statement specifying the nature and period of existence of any such Event of Default or Default Condition disclosed by their examination (Lender agrees that the Borrower's obligations under this paragraph (b) will be satisfied in respect of any fiscal year by delivery to Lender, within 90 days after the end of such fiscal year of its annual report for such fiscal year on Form 10-K (without a "going concern" or like qualification or exception and without any qualification or exception as to the scope of such audit) as filed with the SEC).

                  (c) As soon as available, but in any event within forty-five
         (45) days after the end of each Fiscal Year, furnish to Lender a copy of the detailed annual budget or plan of Borrower for the next fiscal year on a monthly basis and a monthly revised full year forecast, which forecast shall include balance sheets, income statements and statements of cash flow, in form and detail reasonably acceptable to Lender, together with a summary of the material assumptions made in the preparation of such annual budget or plan;

                  (d) Promptly after the same become publicly available or after transmission or receipt thereof, copies of all periodic reports, proxy statements and registration statements (other than exhibits thereto) filed by Borrower or any Subsidiary with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed by Borrower to its shareholders generally, as the case may be; and

                  (e) Promptly upon receipt thereof, copies of all reports submitted to Borrower by independent public accountants in connection with each annual, interim or special audit of the financial statements of Borrower made by such accountants, including the comment letter submitted by such accountants to management in connection with their annual audit.

       SECTION 10.7    PAYMENT OF TAXES.

         Borrower shall pay and discharge all taxes, assessments and governmental charges upon it, its income and its properties prior to the date on which penalties attach thereto, unless and to the extent only that (x) such taxes, assessments and governmental charges are being contested in good faith and by appropriate proceedings by Borrower, (y) Borrower maintains reasonable reserves on its books therefor and (z) the non-payment of such taxes does not result in a Lien upon any of the Collateral other than a Permitted Encumbrance.

       SECTION 10.8    MAINTENANCE OF INSURANCE.

         In addition to and cumulative with any other requirements herein imposed on Borrower with respect to insurance, Borrower shall maintain insurance with responsible insurance companies on such of its properties, in such amounts and against such risks as is customarily maintained by similar businesses operating in the same vicinity, but in any event to include business interruption, freight, loss, damage, flood, windstorm, fire, theft, extended coverage and product liability insurance in amounts satisfactory to Lender, which such insurance shall not be cancelable by Borrower, unless with the prior written consent of Lender, or by Borrower's insurer, unless with at least thirty
(30) days (or such lesser or greater number of days as Lender may agree or accept) advance written notice to Lender thereof. Borrower shall file with Lender upon its request a detailed list of such insurance then in effect stating the names of the insurance companies, the amounts and rate of insurance, the date of expiration thereof, the properties and risks covered thereby and the insured with respect thereto, a copy of each such insurance policy, and within thirty (30) days after notice in writing from Lender, obtain such additional insurance as Lender may reasonably request.

       SECTION 10.9    MAINTENANCE OF PROPERTY.

         Borrower shall maintain its property in good working condition.

       SECTION 10.10   CERTIFICATE OF NO DEFAULT.

         Borrower shall, on a quarterly basis not later than forty (40) days after the close of each of its first eleven Fiscal Months and not later than ninety (90) days after the close of its Fiscal Year, certify to Lender, in a statement executed by a duly authorized officer of Borrower in the form of Exhibit "D" attached hereto, that no Event of Default and no Default Condition exists or has occurred, or, if an Event of Default or Default Condition exists or has occurred, specifying the nature and period of existence thereof. Such certificate shall also set forth, in reasonable detail, compliance with all financial covenants set forth in Article XII hereof for the immediately preceding Fiscal Month or Fiscal Quarter, as applicable.

       SECTION 10.11   CHANGE OF PRINCIPAL PLACE OF BUSINESS.

         Borrower hereby understands and agrees that if, at any time hereafter, Borrower elects to move its Executive Office, or if Borrower elects to change its name, identity or its structure to other than a corporate structure, Borrower will notify Lender in writing at least thirty (30) days prior thereto.

       SECTION 10.12   WAIVERS.

         With respect to each of the Collateral Locations, Borrower will use its commercially reasonable efforts to obtain such waivers of lien, estoppel certificates or subordination agreements as Lender may reasonably require to insure the priority of its security interest in that portion of the Collateral situated at such locations.

       SECTION 10.13   PRESERVATION OF CORPORATE EXISTENCE.

         Borrower shall preserve and maintain its corporate existence, rights, franchises and privileges in the jurisdiction of its incorporation, and qualify and remain qualified as a foreign corporation in each jurisdiction in which such qualification is necessary or desirable in view of its business and operations or the ownership of its properties.

       SECTION 10.14   COMPLIANCE WITH LAWS.

         Borrower and each of its Subsidiaries shall comply with the requirements of all applicable laws, rules, regulations and orders of any governmental authority, noncompliance with which would or could materially adversely affect their respective financial condition or the ownership, maintenance or operation of any material portion of any of their respective properties. Without limiting the foregoing, each of Borrower and its Subsidiaries shall obtain and maintain all permits, licenses and other authorizations which are required under, and otherwise comply with, all federal, state, and local laws and regulations.

       SECTION 10.15   CERTAIN REQUIRED NOTICES.

         Promptly, upon its receipt of notice or knowledge thereof, Borrower will report to Lender: (i) any lawsuit or administrative proceeding in which Borrower is a defendant in which the amount or amounts in controversy exceed $175,000; or (ii) the existence and nature of any Default Condition or Event of Default.

                                   ARTICLE XI
                               NEGATIVE COVENANTS

         Borrower covenants to Lender that from and after the date hereof and so long as any amount remains unpaid on account of any of the Obligations or this Agreement remains effective (whichever is the last to occur), Borrower will not do (and will not permit any Subsidiary to do), without the prior written consent of

Lender, any of the things or acts set forth below:

       SECTION 11.1    ENCUMBRANCES.

         Create, assume, or suffer to exist any Lien on its property, except for Permitted Encumbrances.

       SECTION 11.2    DEBT.

         Incur, assume, or suffer to exist any Debt, except for:

                  (i)     Debt to Lender or any Affiliate of Lender;

                  (ii) Debt to Persons other than Lender existing on the date of this Agreement set forth on Exhibit "A" (and renewals, refinancings and extensions thereof on terms and conditions not materially less favorable to such Person than such existing Indebtedness; provided, however, the letters of credit set forth on Exhibit "A" may not be renewed, refinanced or extended except hereunder);

                  (iii)   Debt consisting of the JobSearch.Com Note;

                  (iv) trade payables and contractual obligations to suppliers and customers incurred in the ordinary course of business;

                  (v) accrued pension fund and other employee benefit plan obligations and liabilities (provided, however, that such Debt does not result in the existence of any Event of Default or Default Condition under any other provision of this Agreement);

                  (vi)    deferred taxes;

                  (vii) Debt resulting from endorsements of negotiable instruments received in the ordinary course of its business;

                  (viii) Debt secured by Purchase Money Liens not to exceed $175,000 in the aggregate for any Fiscal Year of Borrower; and

                  (ix) other unsecured Debt not to exceed $100,000 in the aggregate for any Fiscal Year of Borrower.

       SECTION 11.3    CONTINGENT LIABILITIES.

         Guarantee, endorse, become surety with respect to or otherwise become directly or contingently liable for or in connection with the obligations of any other Person, except for (i) endorsements of negotiable instruments for collection in the ordinary course of business, (ii) Guarantee of Debt permitted to be incurred under Section 11.2 of this Agreement, (iii) Guarantee of leases and other contracts of Borrower and its Subsidiaries entered into in the ordinary course of business; (iv) Guarantee in connection with investments permitted by Section 11.5 of this Agreement.

       SECTION 11.4    RESTRICTED PAYMENTS.

         Borrower will not, and will not permit any Subsidiary to, directly or indirectly, declare, order, pay, make or set apart any sum for any Restricted Payment, except that so long as there is not in existence any Default Condition or Event of Default, the Borrower may make regularly scheduled payments of interest or scheduled final maturity payments on the JobSearch.Com Note in accordance with the terms of such instrument.

       SECTION 11.5    RESTRICTED INVESTMENTS.

         Make any Restricted Investment except the following: (i) Cash Equivalents and (ii) other Restricted Investments existing on the Closing Date and set forth on Exhibit "A" hereto.

       SECTION 11.6    MERGERS.

         Dissolve or otherwise terminate its corporate status or enter into any merger, reorganization or consolidation or make any substantial change in the basic type of business conducted by Borrower and its Subsidiaries, as of the Closing Date except mergers of Subsidiaries into Subsidiaries or into Borrower (so long as Borrower is the survivor).

       SECTION 11.7    BUSINESS LOCATIONS.

         Transfer its principal place of business or chief executive office or transfer the location of any Collateral maintained with InFlow, Inc. or records with respect to Collateral from the locations set forth on Exhibit "A", except upon at least thirty (30) days prior written notice to Lender and after the delivery to Lender of financing statements, if required by Lender, in form satisfactory to Lender, to perfect or continue the perfection of Lender's Lien. Open new sales locations or warehouses, or transfer existing sales locations or warehouses, to or at any locations other than those at which the same are presently kept or maintained as set forth on Exhibit "A", unless Borrower has delivered to Lender, no less than quarterly, an updated Exhibit "A" with respect to such Collateral locations.

       SECTION 11.8    AFFILIATE TRANSACTIONS.

         Enter into, or be a party to, or permit any Subsidiary to enter into or be a party to, any transaction with any Affiliate, except in the ordinary course of and pursuant to the reasonable requirements of Borrower's or such Subsidiary's business and upon fair and reasonable terms which (if required) are fully disclosed to Lender pursuant to Borrower's SEC filings and are no less favorable to Borrower than would obtain in a comparable arm's length transaction with a Person not an Affiliate.

       SECTION 11.9    SUBSIDIARIES.

         Create any Subsidiary or divest itself of any material assets by transferring them to any Subsidiary which is hereafter created without Lender's consent, unless (i) such Subsidiary shall (A) cause all of its owned personal property and all of its owned real property to be subject to a first priority, perfected Lien in favor of Lender pursuant to such security documents as Lender shall reasonably request and (B) execute a guaranty with substantially the same terms as contained in the Pledge and Guaranty Agreement executed by the Subsidiaries on the Closing Date and (ii) the aggregate amount of all assets owned by the Subsidiaries does not exceed 20% of the then total consolidated assets of Borrower.

       SECTION 11.10   FISCAL YEAR/CORPORATE NAME.

         Change its (i) Fiscal Year, or permit any Subsidiary to have a fiscal year different from the Fiscal Year of Borrower or (ii) corporate name, or permit any Subsidiary to change its corporate name, from that set forth on Exhibit "A" except upon at least thirty (30) days prior written notice to Lender and after the delivery to Lender of financing statements, if required by Lender, in form satisfactory to Lender, to perfect or continue the perfection of Lender's Lien.

       SECTION 11.11   DISPOSITION OF ASSETS.

         Sell, lease or otherwise dispose of any of its properties, including any disposition of property as part of a sale and leaseback transaction, to or in favor of any Person, except (i) sales of inventory in the ordinary course of Borrower's business for so long as no Event of Default exists hereunder or (ii) dispositions otherwise expressly authorized by this Agreement or as to which Borrower complies with Section 6.1 hereof.

       SECTION 11.12   FEDERAL TAXPAYER IDENTIFICATION NUMBER.

         Change its federal taxpayer identification number without prior written notice to Lender.

       SECTION 11.13   EMPLOYEE BENEFIT PLANS.

         Permit an Employee Benefit Plan to become materially underfunded or create any Employee Benefit Plan without prior written notice to Lender and upon such notification, this Agreement shall be amended as determined necessary by Lender in its discretion as a result of the creation of such Plan.

       SECTION 11.14   AMENDMENTS AND WAIVERS.

         Without the prior written consent of Lender, Borrower will not, nor will it permit any Subsidiary to, agree to (i) any amendment to or waiver of or in respect of its organizational documents, to the extent that such amendment or waiver could reasonably be expected to have a material adverse effect on the ability of Borrower to perform its obligations under the Loan Documents or (ii) any other material amendment to or waiver of any material contract which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

                                   ARTICLE XII
                               FINANCIAL COVENANTS

         Borrower covenants to Lender that, from and after the date hereof and so long as any amount remains unpaid on account of any of the Obligations or this Agreement remains effective (whichever is the last to occur), it will comply with the financial covenants set forth below:

       SECTION 12.1    MINIMUM LIQUIDITY.

         Borrower shall maintain a Minimum Liquidity of at least Two Million Dollars ($2,000,000) at all times.

       SECTION 12.2    MINIMUM NET WORTH.

         Borrower shall maintain a minimum Net Worth of at least (i) Fifty Million Dollars ($50,000,000) at all times prior to and including December 31, 2001 and (ii) Forty-Five Million Dollars ($45,000,000) at all times after December 31, 2001.

                                  ARTICLE XIII
                                EVENTS OF DEFAULT

         The occurrence of any events or conditions set forth below shall constitute an Event of Default hereunder, provided that any requirement for the giving of notice or the lapse of time, or both, has been satisfied:

       SECTION 13.1    OBLIGATIONS.

         Borrower shall fail to make any payments on any of its Obligations, when due.

       SECTION 13.2    MISREPRESENTATIONS.

         Borrower, any Subsidiary or any Guarantor shall make any representations or warranties in any of the Loan Documents or in any Guaranty or in any certificate or statement furnished at any time hereunder or in connection with any of the Loan Documents or any Guaranty which proves to have been untrue or misleading in any material respect when made or furnished.

       SECTION 13.3    CERTAIN COVENANTS.

         Borrower shall default in the observance or performance of any covenant or agreement contained in Sections 10.3, 10.6, 10.7, 10.11, 10.14, or in Articles 11 or 12.

       SECTION 13.4    OTHER COVENANTS.

         Borrower, any Subsidiary or any Guarantor shall default in the observance or performance of any covenant or agreement contained herein, in any of the other Loan Documents or any Guaranty (other than a default the performance or observance of which is dealt with specifically elsewhere in this
Article 13) unless (i) with respect to this Agreement, such default is cured to Lender's satisfaction within ten (10) days after the sooner to occur of receipt of notice of such default from Lender or the date on which such default first becomes known to Borrower and (ii) with respect to any other Loan Document or Guaranty, such default is cured within any applicable grace, cure or notice and cure period contained therein.

       SECTION 13.5    OTHER DEBTS.

         Borrower shall default in connection with any agreement for Debt with any creditor other than Lender which entitles said creditor to accelerate the maturity thereof or any Guarantor shall default in connection with any agreement for Debt with Lender or any creditor other than Lender which entities Lender or said other creditor to accelerate the maturity thereof.

       SECTION 13.6    VOLUNTARY BANKRUPTCY.

         Borrower, any Subsidiary or any Guarantor shall file a voluntary petition in bankruptcy or a voluntary petition or answer seeking liquidation, reorganization, arrangement, readjustment of its debts, or for any other relief under the Bankruptcy code, or under any other act or law pertaining to insolvency or debtor relief, whether state, Federal, or foreign, now or hereafter existing; Borrower, any Subsidiary or any Guarantor shall enter into any agreement indicating its consent to, approval of, or acquiescence in, any such petition or proceeding; Borrower, any Subsidiary or any Guarantor shall apply for or permit the appointment by consent or acquiescence of a receiver, custodian or trustee of Borrower, any Subsidiary or any Guarantor for all or a substantial part of its property; Borrower, any Subsidiary or any Guarantor shall make an assignment for the benefit of creditors; or Borrower, any Subsidiary or any Guarantor shall be unable or shall fail to pay its debts generally as such debts become due, or Borrower, any Subsidiary or any Guarantor shall admit, in writing, its inability or failure to pay its debts generally as such debts become due.

       SECTION 13.7    INVOLUNTARY BANKRUPTCY.

         There shall have been filed against Borrower, any Subsidiary or any Guarantor an involuntary petition in bankruptcy or seeking liquidation, reorganization, arrangement, readjustment of its debts or for any other relief under the Bankruptcy Code, or under any other act or law pertaining to insolvency or debtor relief, whether state, federal or foreign, now or hereafter existing; Borrower, any Subsidiary or any Guarantor shall suffer or permit the involuntary appointment of a receiver, custodian or trustee of Borrower, any Subsidiary or any Guarantor or for all or a substantial part of its property; or Borrower, any Subsidiary or any Guarantor shall suffer or permit the issuance of a warrant of attachment, execution or similar process against all or any substantial part of the property of Borrower, any Subsidiary or any Guarantor.

       SECTION 13.8    DAMAGE, LOSS, THEFT OR DESTRUCTION OF COLLATERAL.

         There shall have occurred material uninsured damage to, or loss, theft or destruction of, any material part of the Collateral.

       SECTION 13.9    JUDGMENTS.

         A final judgment or order for the payment of money is rendered against Borrower, any Subsidiary in the amount of One Hundred Thousand Dollars ($100,000) or more (exclusive of amounts covered by insurance) and either (x) enforcement proceedings shall have been commenced by any creditor upon such judgment or order, or (y) a stay of enforcement of such judgment or order, by reason of pending appeal or otherwise, shall not be in effect for any period of thirty (30) consecutive days.

       SECTION 13.10   BANKRUPTCY OF AFFILIATE.

         Any motion, complaint or other pleading is filed in any bankruptcy case of any Person other than Borrower and such motion, complaint or pleading seeks the consolidation of Borrower's assets and liabilities with the assets and liabilities of such Person.

       SECTION 13.11   MATERIAL ADVERSE EFFECT.

         There shall be any event, act, condition or occurrence having a Material Adverse Effect.

       SECTION 13.12   CHANGE OF CONTROL, ETC.

         There shall occur a Change in Control of Borrower.

       SECTION 13.13   CHANGE IN MANAGEMENT, ETC.

         The Principal shall die, become incapacitated, or cease to be either
(a) the chief executive officer or (b) either (i) a member of the Board of Directors of Borrower so long as William H. Scott III shall be Chairman of the Board of Directors of Borrower or (ii) Chairman of the Board of Directors of Borrower.

       SECTION 13.14   MERGER AGREEMENT.

         The Merger Agreement is terminated pursuant to Section 9.1(c)(i) (as a result of a willful breach), Section 9.1(c)(ii) or Section 9.1(e) of the Merger Agreement.

                                   ARTICLE XIV
                                    REMEDIES

         Upon the occurrence of any Default Condition or Event of Default, Lender's obligation to disburse any then undisbursed portion of the Term Loan shall immediately cease; provided, however, that if such obligation has ceased due to the occurrence of a Default Condition, and such Default Condition does not become an Event of Default due to its having been cured or waived before it has matured into an Event of Default, then such obligation shall be reinstated as of the date such Default Condition is cured or waived. Upon the occurrence or existence of any Event of Default, or any time thereafter, without prejudice to the rights of Lender to enforce its claims against Borrower for damages for failure by Borrower to fulfill any of its obligations hereunder, subject only to prior receipt by Lender of payment in full of all Obligations then outstanding in a form acceptable to Lender, Lender shall have all of the rights and remedies set forth below, and it may exercise any one, more, or all of such remedies, in its sole discretion, without thereby waiving any of the others.

       SECTION 14.1    ACCELERATION OF THE OBLIGATIONS.

         Lender, at its option, may declare all of the Obligations (including but not limited to that portion thereof evidenced by the Term Note) to be immediately due and payable, whereupon the same shall become immediately due and payable without presentment, demand, protest, notice of nonpayment or any other notice required by law relative thereto, all of which are hereby expressly waived by Borrower, anything contained herein to the contrary notwithstanding. If any note of Borrower to Lender constituting Obligations, including, without limitation, the Term Note, shall be a demand instrument, however, the recitation of the right of Lender to declare any and all Obligations to be immediately due and payable, whether such recitation is contained in such note or in this Agreement, as well as the recitation of the above events permitting Lender to declare all Obligations due and payable, shall not constitute an election by Lender to waive its right to demand payment under a demand at any time and in any event, as Lender in its discretion may deem appropriate. Thereafter, Lender, at its option, may, but shall not be obligated to, accept less than the entire amount of Obligations due, if tendered, provided, however, that unless then agreed to in writing by Lender, no such acceptance shall or shall be deemed to constitute a waiver of any Event of Default or a reinstatement of any commitments of Lender hereunder. Notwithstanding by this to the contrary, upon the occurrence of an Event of Default set forth in Section 13.14, all of the principal of, and accrued but unpaid interest on, the Term Loan shall become automatically due and payable.

       SECTION 14.2    INTEREST RATE.

         If Lender so elects, by further written notice to Borrower, Lender may increase the rate of interest charged on the Term Note then outstanding for so long thereafter as Lender further shall elect by an amount not to exceed the Default Rate.

       SECTION 14.3    REMEDIES OF A SECURED PARTY.

         Lender shall thereupon have the rights and remedies of a secured party under the UCC in effect on date thereof (regardless of whether the same has been enacted in the jurisdiction where the rights or remedies are asserted), including, without limitation, the right to take possession of any of the Collateral or the proceeds thereof, to sell or otherwise dispose of the same, to apply the proceeds therefrom to any of the Obligations in such order as Lender, in its sole discretion, may elect. Lender shall give Borrower written notice of the time and place of any public sale of the Collateral or the time after which any other intended disposition thereof is to be made. The requirement of sending reasonable notice shall be met if such notice is given to Borrower at least ten
(10) days before such disposition. Expenses of retaking, holding, insuring, preserving, protecting, preparing for sale or selling or the like with respect to the Collateral shall include, in any event, reasonable attorneys' fees and other legally recoverable collection expenses, all of which shall constitute Obligations.

       SECTION 14.4    REPOSSESSION OF THE COLLATERAL.

         Lender may take the Collateral or any portion thereof into its possession, by such means (without breach of the peace) and through agents or otherwise as it may elect (and, in connection therewith, demand that Borrower assemble the Collateral at a place or places and in such manner as Lender shall prescribe), and sell, lease or otherwise dispose of the Collateral or any portion thereof in its then condition or following any commercially reasonable preparation or processing, which disposition may be by public or private proceedings, by one or more contracts, as a unit or in parcels, at any time and place and on any terms, so long as the same are commercially reasonable and Borrower hereby waives all rights which Borrower has or may have under and by virtue of OCGA CH. 44-14, including, without limitation, the right of Borrower to notice and to a judicial hearing prior to seizure of any Collateral by Lender.

       SECTION 14.5    OTHER REMEDIES.

         Unless and except to the extent expressly provided for to the contrary herein, the rights of Lender specified herein shall be in addition to, and not in limitation of, Lender's rights under the UCC, as amended from time to time, or any other statute or rule of law or equity, or under any other provision of any of the Loan Documents, or under the provisions of any other document, instrument or other writing executed by Borrower or any third party in favor of Lender, all of which may be exercised successively or concurrently.

       SECTION 14.6    SET OFF.

         Lender may exercise the remedies provided in Section 7.2.

                                   ARTICLE XV
                                  MISCELLANEOUS

       SECTION 15.1    WAIVER.

         Each and every right granted to Lender under this Agreement, or any of the other Loan Documents, or any other document delivered hereunder or in connection herewith or allowed it by law or in equity, shall be cumulative and may be exercised from time to time. No failure on the part of Lender to exercise, and no delay in exercising, any right shall operate as a waiver thereof, nor shall any single or partial exercise by Lender of any right preclude any other or future exercise thereof or the exercise of any other right. No waiver by Lender of any Default Condition or Event of Default shall constitute a waiver of any subsequent Default Condition or Event of Default.

       SECTION 15.2    GOVERNING LAW.

         THIS AGREEMENT, THE NOTES AND THE OTHER LOAN DOCUMENTS, AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER, SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF GEORGIA.

       SECTION 15.3    SURVIVAL

         All representations, warranties and covenants made herein and in the Loan Documents shall survive the execution and delivery hereof and thereof. The terms and provisions of this Agreement shall continue in full force and effect, notwithstanding the payment of the Term Note until all of the Obligations have been paid in full and Lender has terminated this Agreement in writing.

       SECTION 15.4    NO ASSIGNMENT BY BORROWER.

         No assignment hereof or of any Loan Document shall be made by Borrower without the prior written consent of Lender. Lender may assign, or sell participants in, its rights, title and interest herein and in the Loan Documents at any time upon consent of Borrower, which consent shall not be unreasonably withheld; provided, that any consent of Borrower otherwise required under this paragraph shall not be required if there is in existence any Default Condition or Event of Default.

       SECTION 15.5    COUNTERPARTS.

         This Agreement may be executed in two or more counterparts, each of which when fully executed shall be an original, and all of said counterparts taken together shall be deemed to constitute one and the same agreement.

       SECTION 15.6    REIMBURSEMENT.

         Borrower shall pay to Lender on demand all out-of-pocket costs and expenses that Lender pays or actually incurs in connection with the negotiation, preparation, consummation, enforcement and termination of this Agreement and the other Loan Documents, including, without limitation: (a) reasonable attorneys' fees and paralegals' fees and disbursements of outside counsel; (b) costs and expenses (including reasonable outside attorneys' and paralegals' fees and disbursements) for any amendment, supplement, waiver, consent or subsequent closing in connection with the Loan Documents and the transactions contemplated thereby; (c) costs and expenses of lien and title searches and title insurance;
(d) actual taxes, fees and other charges for recording any deeds to secure debt, deeds of trust, mortgages, filing financing statements and continuations, and other actions to perfect, protect and continue the Lien of Lender in the Collateral; (e) sums paid or incurred to pay for any amount or to take any action required of Borrower under the Loan Documents that Borrower fails to pay or take; (f) costs of appraisals, inspections, field audits and verifications of the Collateral, including, without limitation, costs of travel, for inspections of the Collateral and Borrower's operations by Lender or its designees; (g) costs and expenses of preserving and protecting the Collateral; and (h) after an Event of Default, costs and expenses (including attorneys' and paralegals' fees and disbursements) paid or incurred to obtain payment of the Obligations, enforce the Lien in the Collateral, sell or otherwise realize upon the Collateral, and otherwise enforce the provisions of the Loan Documents or to defend any claim made or threatened against Lender arising out of the transactions contemplated hereby (including, without limitation, preparations for and consultations concerning any such matters). The foregoing shall not be construed to limit any other provisions of the Loan Documents regarding costs and expenses to be paid by Borrower. Borrower will pay all expenses incurred by it in the transaction. In the event Borrower becomes a debtor under the Bankruptcy Code, Lender's secured claim in such case shall include interest on the Obligations and all fees, costs and charges provided for herein (including, without limitation, reasonable attorneys' fees actually incurred), all to the extent allowed by the Bankruptcy Code.

       SECTION 15.7    SUCCESSORS AND ASSIGNS.

         This Agreement and Loan Documents shall be binding upon and inure to the benefit of the successors and permitted assigns of the parties hereto and thereto.

       SECTION 15.8    SEVERABILITY.

         If any provision this Agreement or of any of the Loan Documents or the application thereof to any party thereto or circumstances shall be invalid or unenforceable to any extent, the remainder of such Loan Documents and the application of such provisions to any other party thereto or circumstance shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

       SECTION 15.9    NOTICES.

         All notices, requests and demands to or upon the respective parties hereto shall be deemed to have been given or made when personally delivered or deposited in the mail, registered or certified mail, postage prepaid, addressed to Borrower at its Executive Office and to Lender at 10790 Parkridge Boulevard, Reston, Virginia 20191, Attn: Chief Financial Officer (or to such other address as may be designated hereafter in writing by the respective parties hereto) except in cases where it is expressly provided herein or by applicable law that such notice, demand or request is not effective until received by the party to whom it is addressed.

       SECTION 15.10   ENTIRE AGREEMENT; AMENDMENTS.

         This Agreement, together with the remaining Loan Documents, constitute the entire agreement between the parties hereto with respect to the subject matter hereof Neither this Agreement nor any Loan Document may be changed, waived, discharged, modified or terminated orally, but only by an instrument in writing signed by the party against whom enforcement is sought.

       SECTION 15.11   INTERPRETATION.

         No provision of this Agreement or any Loan Document shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party having or being deemed to have structured or dictated such provision.

       SECTION 15.12   LENDER NOT A JOINT VENTURER.

         Neither this Agreement nor any Loan Document shall in any respect be interpreted, deemed or construed as making Lender a partner or joint venturer with Borrower or as creating any similar relationship or entity, and Borrower agrees that it will not make any contrary assertion, contention, claim or counterclaim in any action, suit or other legal proceeding involving Lender and Borrower.

       SECTION 15.13   JURISDICTION.

         BORROWER AGREES THAT ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE COMMONWEALTH OF VIRGINIA OR THE UNITED STATES OF AMERICA FOR THE EASTERN DISTRICT OF VIRGINIA, ALL AS LENDER MAY ELECT. BY EXECUTION OF THIS AGREEMENT, BORROWER HEREBY SUBMITS TO EACH SUCH JURISDICTION, HEREBY EXPRESSLY WAIVING WHATEVER RIGHTS MAY CORRESPOND TO IT BY REASON OF ITS PRESENT OR FUTURE DOMICILE. NOTHING HEREIN SHALL AFFECT THE RIGHT OF LENDER TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST BORROWER IN ANY OTHER JURISDICTION OR TO SERVE PROCESS IN ANY MANNER PERMITTED OR REQUIRED BY LAW.

       SECTION 15.14   ACCEPTANCE.

         This Agreement, together with the other Loan Documents, shall not become effective unless and until delivered to Lender at its principal office in Reston, Fairfax County, Virginia and accepted in writing by Lender at such office as evidenced by its execution hereof (notice of which delivery and acceptance are hereby waived by Borrower).

       SECTION 15.15   PAYMENT ON NON-BUSINESS DAYS.

         Whenever any payment to be made hereunder or under the Term Note shall be stated to be due on a Saturday, Sunday or a public holiday under the laws of the Commonwealth of Virginia, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest hereunder or under the Term Note.

       SECTION 15.16   CURE OF DEFAULTS BY LENDER.

         If, hereafter, Borrower defaults in the performance of any duty or obligation to Lender hereunder or under any Loan Document, Lender may, at its option, but without obligation, cure such default and any costs, fees and expenses incurred by Lender in connection therewith including, without limitation, for the purchase of insurance, the payment of taxes and the removal or settlement of liens and claims, shall be payable in accordance with its terms.

       SECTION 15.17   RECITALS.

         All recitals contained herein are hereby incorporated by reference into this Agreement and made part thereof.

       SECTION 15.18   ATTORNEY-IN-FACT.

         Borrower hereby designates, appoints and empowers Lender irrevocably as its attorney-in-fact, at Borrower's cost and expense, to do in the name of Borrower any and all actions which Lender may deem necessary or advisable to carry out the terms of this Agreement or any other Loan Document upon the failure, refusal or inability of Borrower to do so and Borrower hereby agrees to indemnify and hold Lender harmless from any costs, damages, expenses or liabilities arising against or incurred by Lender in connection therewith.

       SECTION 15.19   SOLE BENEFIT.

         The rights and benefits set forth in this Agreement and the other Loan Documents are for the sole and exclusive benefit of the parties hereto and thereto and may be relied upon only by them.

       SECTION 15.20 INDEMNIFICATION. Borrower will hold Lender, its respective directors, officers, employees, agents, Affiliates, successors and assigns harmless from and indemnify Lender, its respective directors, officers, employees, agents, Affiliates, successors and assigns against, all loss, damages, costs and expenses (including, without limitation, reasonable attorneys fees, costs and expenses) actually incurred by any of the foregoing, whether direct, indirect or consequential, as a result of or arising from or relating to any "Proceedings" (as defined below) by any Person, whether threatened or initiated, asserting a claim for any legal or equitable remedy against any Person under any statute, case or regulation, including, without limitation, any federal or state securities laws or under any common law or equitable case or otherwise, arising from or in connection with this Agreement, and any other of the transactions contemplated by this Agreement, except to the extent such losses, damages, costs or expenses are due to the willful misconduct or gross negligence of Lender. As used herein, "Proceedings" shall mean actions, suits or
                                       -----------
proceedings before any court, governmental or regulatory authority and shall include, particularly, but without limitation, any actions concerning Environmental Laws. At the request of Lender, Borrower will indemnify any Person to whom Lender transfers or sells all or any portion of its interest in the Obligations or participations therein on terms substantially similar to the terms set forth above. Lender shall not be responsible or liable to any Person for consequential damages which may be alleged as a result of this Agreement or any of the transactions contemplated hereby. The obligations of Borrower under this Section shall survive the termination of this Agreement and payment of the Obligations.

       SECTION 15.21   JURY TRIAL WAIVER.

         EACH OF BORROWER AND LENDER HEREBY WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM OF ANY KIND ARISING OUT OF OR RELATED TO ANY OF THE LOAN DOCUMENTS, OBLIGATIONS OR THE COLLATERAL.

       SECTION 15.22   CONFIDENTIALITY.

         The Lender agrees to maintain the confidentiality of the Information (as defined below) and will not, and will not permit any of its officers, directors and employees of the lender, to purchase or sell securities of Borrower based upon Information that is not otherwise publicly available, except that Information may be disclosed (a) to its and its Affiliates' and its directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent, and only to the extent, required by applicable laws or regulations or by any subpoena or similar legal process, provided that the

         Person required to disclose such information shall take reasonable efforts (at Borrower's expense) to ensure that any Information so disclosed shall be afforded confidential treatment, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to any assignee of any of its rights or obligations under this Agreement, (g) with the consent of Borrower or
(h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to Lender on a nonconfidential basis from a source other than Borrower who is not, to the knowledge of Lender, under an obligation of confidentiality to Borrower with respect to such Information. For the purposes of this Section, "Information"
                                                                -----------
means all information received from Borrower relating to Borrower or its business, other than any such information that is available to Lender on a nonconfidential basis prior to disclosure by Borrower or that constitutes interim financial statements or information that is not otherwise publicly available; provided that, in the case of information received from Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

       SECTION 15.23   ACCREDITED INVESTOR.

         The Lender (including any assignee of Lender at the time of such assignment) represents that it (i) is acquiring its Term Note solely for investment purposes and not with a view toward, or for sale in connection with, any distribution thereof, (ii) has received and reviewed such information as it deems necessary to evaluate the merits and risks of its investment in the Term Note, (iii) is an "accredited investor" within the meaning of Rule 501(a) under the Securities Act and (iv) has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its investment in the Term Note, including a complete loss of its investment.

                                   ARTICLE XVI
                              CONDITIONS PRECEDENT

         Unless waived in writing by Lender at or prior to the execution and delivery of this Agreement, the conditions set forth below shall constitute express conditions precedent to any obligation of Lender hereunder.

       SECTION 16.1    SECRETARY'S CERTIFICATE.

         Receipt by Lender of a certificate from the Secretary (or Assistant Secretary) of Borrower, certifying to Lender that appropriate resolutions have been entered into by the Board of Directors of Borrower incident hereto and that the officers of Borrower whose signatures appear hereinbelow, on the other Loan Documents, and on any and all other documents, instruments and agreements executed in connection herewith, are duly authorized by the Board of Directors of Borrower for and on behalf of Borrower to execute and deliver this Agreement, the other Loan Documents and such other documents, instruments and agreements, and to bind Borrower accordingly thereby, all in form and substance substantially similar to those board resolutions set forth and described on Exhibit "E".

       SECTION 16.2    GOOD STANDING CERTIFICATES.

         Receipt by Lender of a certificate of good standing with respect to Borrower from the secretaries of state of the state of incorporation of Borrower and of any state in which a Collateral Location is situated, dated within 10 days of the date hereof.

       SECTION 16.3    ARTICLES/BY-LAWS.

         Receipt by Lender of copies of the articles of incorporation and bylaws of Borrower as in effect on date hereof, certified as to truth and accuracy by the corporate secretary of Borrower.

       SECTION 16.4    LOAN DOCUMENTS, GUARANTY AND WARRANTS.

         Receipt by Lender of all the other Loan Documents, any Guaranty, each duly executed in form and substance acceptable to Lender.

       SECTION 16.5    INSURANCE.

         Receipt by Lender of a copy of each hazard liability and business interruption insurance policy required hereunder and certificate respecting all hazard insurance required hereunder, in form and substance acceptable to Lender, together with a loss payee and additional insured endorsement thereof, favoring Lender, to be substantially in the form of Exhibit "F" attached hereto.

       SECTION 16.6    PAY OFF LETTERS.

         Receipt by Lender of executed copies of the "pay off" letter from WCI with respect to the WCI Agreement and the "pay off" letter from Omnicom with respect to the Omnicom Note and the Omnicom Agreement.

       SECTION 16.7    OPINION OF COUNSEL.

         Receipt by Lender of an opinion of counsel from independent legal counsel to Borrower in substantially the form of Exhibit "G".

       SECTION 16.8    LANDLORD AGREEMENTS.

         Landlord or warehouseman agreements, in form and substance satisfactory to Lender, with respect to each premises leased by Borrower and which are disclosed by Exhibit "A" attached hereto.

       SECTION 16.9    NO DEFAULT.

         No Default Condition or Event of Default shall exist and Borrower shall in all respects be in compliance with all of the terms of the Loan Documents, as evidenced by its delivery of a certificate of no default to such effect, to be substantially in the form of Exhibit "D" attached hereto.

       SECTION 16.10   [RESERVED]


       SECTION 16.11   MINIMUM LIQUIDITY.

         Receipt by Lender of satisfactory evidence that Borrower has balance of cash and Cash Equivalents of at least $2,000,000.

       SECTION 16.12   [RESERVED]


       SECTION 16.13   [RESERVED]



       SECTION 16.14   OTHER.

         Receipt by Lender of such other documents, certificates, instruments and agreements as shall be required hereunder or provided for herein or as Lender or Lender's counsel may require in connection herewith, including, without limitation, with respect to each Guarantor, board and shareholder authorization, good standing certificates, articles/bylaws, opinion of counsel, a certificate from the Secretary (or Assistant Secretary) of each Guarantor, certifying to Lender that appropriate resolutions have been entered into by the Board of Directors of such Guarantor and that the officers of such Guarantor whose signatures appear on its Guaranty and on any of the other Loan Documents, are duly authorized by the Board of Directors of such Guarantor for and on behalf of such Guarantor to execute and deliver its Guaranty, and the other Loan Documents, and to bind such Guarantor accordingly thereby, all in form and substance substantially similar to those board resolutions set forth and described on Exhibit "L".

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and Borrower has caused its seal to be affixed hereto, as of the day and year first above written.

                          "LENDER"

                          CAREER HOLDINGS, INC.


                          By: /s/ James Tholen
                              ----------------
                          Name:  James Tholen
                          Title: CFO

                          "BORROWER"

                          HEADHUNTER.NET, INC. (SEAL)


                          By: /s/ W. Craig Stamm
                              ------------------
                          Name:  W. Craig Stamm
                          Title: CFO

                          "GUARANTORS"

                          HNET, INC.


                          By: /s/ W. Craig Stamm
                              ------------------
                          Name:  W. Craig Stamm
                          Title: CFO, President

                          RESUME ACQUISITION CORPORATION


                          By: /s/ W. Craig Stamm
                              ------------------
                          Name:  W. Craig Stamm
                          Title: CFO, VP

                          HEADHUNTERHEALTH ACQUISITION
                           CORPORATION

                          By: /s/ W. Craig Stamm
                              ------------------
                          Name:  W. Craig Stamm
                          Title: CFO, VP

                          HEADHUNTERS LLC

                          By: /s/ W. Craig Stamm
                              ------------------
                          Name:  W. Craig Stamm
                          Title: CFO, VP